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                                    EXHIBIT 1

MORRISON KNUDSEN CORPORATION

Morrison Knudsen Plaza/P. O. Box 73                     NEWS RELEASE
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387         For Further Information Contact:
Fax:  (208) 386-5065                               Corporate Communications

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FOR RELEASE:                      February 10, 1994

               MORRISON KNUDSEN CORPORATION ANNOUNCES FORMATION OF
                           INFRASTRUCTURE CORPORATION

      BOISE -- William J. Agee, chairman and chief executive officer of Morrison Knudsen Corporation, announced today the formation of a new corporation within the company to focus on the emerging market for design-build infrastructure and transportation projects in the public and private sectors, both domestically and internationally. The new organization will consolidate MK's capabilities in project finance and development, civil construction and transportation design-engineering and program management.

      "By providing greater focus for the proven capabilities and expertise of the company in this fast expanding market, MK will enhance its position as one of the country's preeminent developers of infrastructure and transportation projects," Agee commented.

      The new corporation will be headed by senior MK executives who bring together the company's extensive experience in the identification, financial packaging, design, construction and operation of large infrastructure projects. "The formation of this corporation and the assignment of four of the company's key executives to it, underscores MK's dedication to this emerging market and its commitment to be a leader in the infrastructure and transportation markets worldwide," Agee added.

      "The recent award of the $650-million contract for the design, construction and operation of the Prince Edward Island Bridge in Canada highlighted the necessity to form this corporation and coordinate all of MK's activities in this market in one organization," Agee said. He added that, "The corporation also will be responsible for the completion of the $300-million design-build-and-operate toll-road project for the E-470 Authority in Denver, Colorado, and for the $300-million design-and-construct contract for the electrification of the Amtrak's Northeast Corridor."

FORM 8-K - EXHIBIT 1



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      The new Infrastructure Corporation will be headed by Stephen R. Grant,
Edmund J. Gorman, Jack C. Granger and David S. Gedney. Grant will serve as Chief Executive Officer of the corporation and will report to Agee, who will serve as Chairman. Gorman will head up its Project Development and Finance activities. Granger will be responsible for all of the corporation's construction activities and Gedney will lead its transportation design and development efforts.

      Previously, Grant had served as General Counsel and most recently as Senior Vice President responsible for MK's operations in Australia and South East Asia. Gorman has been with MK for 16 years, serving the last four as its Chief Financial Officer. Granger is a 28-year veteran of MK's Heavy Civil Construction group and has been its President since 1992. Gedney joined the company's Transportation and Water Resources Group after a distinguished career with DeLeuw Cather and has served as President of the group since mid-1992.

     Morrison Knudsen Corporation (MRN-NYSE) serves the world's construction, transportation, environmental, industrial, and power markets as an engineer, contractor and manufacturer, offering complete development, operations and financial services.

FORM 8-K - EXHIBIT 1
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